Exhibit 99.1

Bausch & Lomb Receives IRS Notice of Administrative Adjustment for 1999
Tax Year; Will Petition Tax Court to Contest Adjustment

FOR RELEASE FRIDAY MAY 19, 2006

ROCHESTER, N.Y. — Bausch & Lomb (NYSE: BOL) has received a Notice of Final Partnership Administrative Adjustment from the Internal Revenue Service relating to tax years ending June 24, 1999 and December 25, 1999, for Wilmington Partners L.P., a partnership formed in 1993 in which the majority of partnership interests are held by subsidiaries of the Company. The asserted adjustments, described in a Form 8-K filed with the Securities and Exchange Administration today, could, if sustained in full, increase the tax liabilities of the partnership’s partners for the associated tax periods by more than $200 million, plus penalties and interest. Since 1999, the Company’s consolidated financial statements have included a deferred tax liability relating to this partnership; which would offset the earnings impact of increased taxes resulting from the proposed adjustments, if sustained. As of December 24, 2004, this deferred tax liability equaled $162.8 million.

Bausch & Lomb disagrees with the grounds asserted for these adjustments and with the assertion of penalties and interest and intends to file a petition in U.S. Tax Court to challenge the asserted adjustments. The Company believes it has numerous substantive and procedural tax law arguments to dispute the adjustments, including the fact that the adjustments are barred by applicable statutes of limitation and the fact that the 1993 partnership formation, on which a key underpinning of the IRS’s challenge is based, had been the subject of a previous IRS audit that was closed in 2001 and resulted in no changes to the partnership’s return.

Bausch & Lomb said today that a tax matter of this nature would customarily be disclosed within the context of a routine quarterly filing with the SEC. But since those filings have been delayed, the company elected, in the interest of full disclosure, to record the receipt of the notice by filing an 8-K and issuing this announcement.

News Media Contact:

Margaret Graham

585.338.5469

mgraham@bausch.com

Investor Relations Contact:

Daniel L. Ritz

585.338.5802

dritz@bausch.com

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company’s products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the impact of the matters described in previous news releases on sales of the Company’s other lens care products or other products, the cost to the Company of recalling its ReNu® with MoistureLoc product, defending matters in litigation, investigations and future product testing and other related costs and expenses; the outcome of the Audit Committee’s continuing independent investigations of events described in the Company’s prior disclosures concerning those investigations; the outcome of PriceWaterhouseCoopers’ quarterly review process in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2005 and of the extended year-end review process in connection with the filing of the Company’s Annual Report on Form 10-K for fiscal 2005 and the expected, estimated adjustments described in previous news releases; the filing of the Company’s 10-Q for third quarter of fiscal

2005 and its 10-K for fiscal 2005;  the potential impact of the IRS claims and the Company’s planned response to the IRS claims, and adequacy of the Company’s tax provision relating to such matters; the possibility that the market for the sale of certain products and services may not develop as expected; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; continued efforts in managing and reducing costs and expenses; the successful completion and integration of business acquisitions; the Company’s success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company’s success in the process of management testing, including  evaluation of results; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company’s SEC filings, including but not limited to the Current Report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 25, 2005.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb’s 2004 revenues were $2.2 billion; it employs approximately 13,700 people worldwide and its products are available in more than 100 countries. More information about the Company is on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.

®/™ denote trademarks of Bausch & Lomb Incorporated.